Ex 10_11(XVIII)

GEORGIA-PACIFIC CORPORATION

OUTSIDE DIRECTOR DEFERRED STOCK UNIT PLAN

1. ADOPTION AND PURPOSE

The Georgia-Pacific Corporation Outside Director Deferred Stock Unit Plan (“Plan”) is intended to provide nonemployeee directors serving on the Board of Directors of Georgia-Pacific Corporation (the “Corporation”) with compensation tied to the value of the Corporation’s Common Stock, thereby motivating such directors to perform their duties and responsibilities to the best of their professional abilities and to further align the interests of such directors with the interests of the Corporation and its shareholders. The Plan is effective as of January 1, 2005.

2. DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Board” shall mean the Board of Directors of the Corporation.

2.2 “Cause” shall mean termination of service as a director on account of (i) the willful violation by the director of any federal or state law or any rule or regulation of any regulatory body to which the Corporation or its affiliates is subject, which violation would materially reflect on the director’s character, competence or integrity or (ii) a breach by the director of the his or her duty of loyalty to the Corporation and its affiliates.

2.3 “Committee” shall mean the Executive and Governance Committee of the Board of Directors of the Corporation, as constituted from time to time, or such subcommittee of that body as the Committee shall specify to act for the Committee with respect to this Plan. Each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall be composed of at least two (2) such directors.

2.4 “Common Stock” means the Corporation’s common stock, par value $0.80 per share.

2.4 “Corporation” shall mean Georgia-Pacific Corporation, a Georgia corporation.

2.5 “Date of Grant” shall mean the date on which Deferred Stock Units are granted pursuant to Article III.

2.6 “Deferred Stock Unit” shall mean a non-voting measurement unit that is deemed for valuation and bookkeeping purposes to be equivalent to an outstanding share of Common Stock.

2.7 “Effective Date” shall mean January 1, 2005, the date when this Plan shall go into effect.

2.8 “Eligible Director” shall mean each member of the Board who is not an employee of the Corporation or an affiliate.

2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Fair Market Value” means, on any date, the mean between the high and low sales prices of a share of Common Stock on that date as reported in The Wall Street Journal, New York Stock Exchange—Composite Transactions, or as reported in any successor quotation system adopted prospectively for this purpose by the Committee, in its discretion. If the date of determination is not a trading date on the New York Stock Exchange, Fair Market Value shall be determined using the high and low sales prices of a share of Common Stock on the next preceding trading date. The Fair Market Value of the Common Stock shall be rounded to the nearest whole cent (with 0.5 cent being rounded to the next higher whole cent).

2.11 “Plan” shall mean the Georgia-Pacific Corporation Outside Director Deferred Stock Unit Plan, as such Plan may be amended from time to time.

2.12 “Separation from Service” means that the Eligible Director has ceased to be a member of the Board of Directors and has otherwise had a separation from service recognized as such under Section 409A of the Internal Revenue Code of 1986, as amended.

3. DEFERRED STOCK UNIT AWARDS

3.1 Annual Grant. The Corporation shall establish a bookkeeping account for each Eligible Director. Each year at the close of business on the date of the Corporation’s annual meeting, the bookkeeping account of each Eligible Director shall automatically be credited with the number of Deferred Stock Units (rounded to the nearest hundredth) equal to $90,000 (or such other amount as the Committee may from time to time determine) divided by the Fair Market Value of the Common Stock. The Deferred Stock Units granted to an Eligible Director shall be nonforfeitable; provided, however, an Eligible Director shall forfeit all benefits under this Plan if his or her status as a director of the Corporation is terminated for Cause.

3.2 Adjustment for Dividends. As of each dividend payment date declared with respect to the Common Stock, the Corporation shall credit to each bookkeeping account a number of additional Deferred Stock Units equal to (i) the product of (x) the dividend per share of Common Stock payable on such dividend payment date and (y) the number of Deferred Stock Units credited to such account as of the applicable dividend record date divided by (ii) the Fair Market Value of a share of Common Stock on such dividend payment date.

3.3 Capital Adjustments. In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-up, combination of shares, merger, consolidation or a similar corporate transaction, the number of Deferred Stock Units granted hereunder shall be proportionately adjusted to reflect any such transaction.

3.4 Payment of Deferred Stock Unit Proceeds. Upon an Eligible Director’s Separation from Service, the Eligible Director shall be entitled to receive a lump sum cash payment equal to the product of (i) the Fair Market Value of a share of Common Stock on the date of such Separation from Service and (ii) the number of Deferred Stock Units then credited to such Eligible Director’s account. Such payment shall be made not later than thirty (30) days following the Eligible Director’s Separation from Service.

4. ADMINISTRATION

4.1 Plan Administration. The Plan shall be administered by the Committee. The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan, provided that the Committee shall have no discretion with respect to the grantee, amount, price or timing of any Deferred Stock Unit. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee in its sole discretion, and any such determination shall be final and binding on all persons.

4.2 Amendment and Termination. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. The termination or any modification or amendment of the Plan shall not, without the consent of a director, affect his or her rights under a grant of Deferred Stock Units.

5. GENERAL PROVISIONS

5.1 Assignability. Deferred Stock Units shall be nontransferable and may not be sold, hypothecated, assigned, anticipated, alienated, commuted, pledged, encumbered or otherwise conveyed by an Eligible Director (whether voluntarily or involuntarily) to any party, nor may any award be subject to attachment or garnishment by any creditor. No assignment or transfer of any Deferred Stock Units or the rights represented thereby, whether voluntary, involuntary, or by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, and shall be of no force or effect.

5.2 Designation of Beneficiaries. An Eligible Director may designate a person or persons to receive, in the event of his death, any rights to which he would be entitled under Deferred Stock Units granted under this Plan. A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Corporation.

5.3 Award Agreement. Deferred Stock Units awards made pursuant to the Plan shall be evidenced by Award Agreements in such form as the Committee shall, from time to time, approve, provided that such agreements shall comply with, reflect and be subject to all the terms of this Plan. The Award Agreement will state the characteristics of and all terms and conditions applicable to the Deferred Stock Units, provided that the provisions of this Plan will be deemed incorporated in such agreement regardless of whether they are specifically reiterated in the text of the Award Agreement.

5.4 Rights as a Shareholder. The holder of Deferred Stock Units shall have no rights as a shareholder of the Corporation.

5.5 Tax Withholding. The Corporation shall have the power and the right to deduct or withhold, or require an Eligible Director to remit to the Corporation, an amount sufficient to satisfy federal, state and local taxes required to be withheld with respect to Deferred Stock Units.

5.6 Unfunded Plan. The Corporation shall not be required to segregate any cash or any shares of Common Stock which may at any time be represented by Deferred Stock Units, and the Plan shall constitute an “unfunded” plan of the Corporation. The Corporation shall not, by any provisions of the Plan, be deemed to be a trustee of any Common Stock or any other property, and the rights of any Eligible Director or beneficiary under the Plan shall be limited to those of a general creditor of the Corporation.

5.7 No Right to Continue As Director. Nothing in the Plan shall be construed as conferring any right upon any director to continue as a member of the Board of Directors.

5.8 Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, the Plan has been executed by the Corporation on this 3rd day of February, 2005, to be effective on the Effective Date.